Exhibit 10.1
ASSOCIATED BANC-CORP
2013 INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK UNIT AGREEMENT
In accordance with and subject to the terms of the Associated Banc-Corp 2013 Incentive Compensation Plan (the “Plan”) and this Agreement, the Committee granted to the person named as grantee (the “Grantee”) on the cover page delivered simultaneously with this Restricted Stock Unit Agreement (the “Cover Page”) an award of Restricted Stock Units (the Cover Page and this Restricted Stock Unit Agreement hereinafter referred to as this “Agreement”).
To evidence such award and to set forth its terms, Associated Banc-Corp (the “Company”) and the Grantee agree as follows.
All capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in the Plan.
1.Grant of Restricted Stock Units. Subject to, and upon the terms and conditions set forth in this Agreement and the Plan, the Committee granted to the Grantee the number of restricted stock units set forth on the Cover Page (the “RSUs”), effective as of the grant date set forth on the Cover Page (the “Grant Date”), and the Grantee hereby accepts the grant of the RSUs, as set forth herein.
2.    Crediting of RSUs. The RSUs shall be credited to an account on the Company’s books as of the Grant Date. Such account shall be maintained for recordkeeping purposes only, and the Company is not obligated to segregate or set aside assets representing the amounts credited to such account. The obligation to settle such account shall be an unfunded, unsecured obligation of the Company.
3.    Dividend Equivalents. Whenever dividends are paid or distributions made with respect to Shares, Dividend Equivalents shall be credited to the Grantee’s RSU Account on all Restricted Stock Units credited thereto as of the record date for such dividend or distribution. Such Dividend Equivalents shall be credited to the RSU Account in the form of additional Restricted Stock Units in a number determined by dividing the aggregate value of such Dividend Equivalents by the Fair Market Value of a Share at the payment date of such dividend or distribution. Additional RSUs received by the Grantee pursuant to this Paragraph 3 shall be subject to the terms of this Agreement, including the vesting and settlement provisions of Paragraphs 5 and 8 below.
4.    Limitations on Transferability. At any time prior to vesting in accordance with Paragraph 5, 6 or 7 below, the RSUs cannot be directly or indirectly transferred, sold, assigned, encumbered or otherwise disposed.

5.    Date of Vesting. Subject to the provisions of Paragraphs 6 and 7 below, the RSUs shall become vested in accordance with the following schedule:

Vesting Date	Percentage of Restricted Stock Units To Vest
[Insert Date]	25%
[Insert Date]	25%
[Insert Date]	25%
[Insert Date]	25%

Notwithstanding the foregoing, and subject to Paragraphs 6 and 7 below, in the event that the Grantee incurs a Termination of Service prior to the Vesting Date, any RSUs that were unvested on the date of such Termination of Service shall be immediately forfeited to the Company.
In addition, in the event that the Grantee has satisfied the requisite age and years of service criteria for Early Retirement or Normal Retirement prior to any of the Vesting Dates set forth herein but the Grantee has not incurred a Termination of Service, the Vesting Date for a portion of the RSUs shall be December 15 of the same year during which the Grantee meets the applicable age and years of service requirements, such portion limited to the amount necessary to satisfy the employment tax withholding obligations as set forth in Paragraph 27.
6.    Termination of Service. Subject to Paragraph 7 below, the provisions of this Paragraph 6 shall apply in the event the Grantee incurs a Termination of Service at any time prior to all the RSUs vesting pursuant to Paragraph 5 above:
(a)    If the Grantee incurs a Termination of Service because of his or her death or Disability or due to Early Retirement or Normal Retirement, any RSUs that had not vested prior to the date of such Termination of Service shall vest upon the date of Termination of Service.
(b)    If the Grantee incurs a Termination of Service for any reason other than his or her death, Disability, Early Retirement or Normal Retirement, then any RSUs that had not vested prior to the date of such Termination of Service shall be immediately forfeited to the Company.
7.    Change in Control. Notwithstanding Paragraph 6 above, if the Grantee incurs an involuntary Termination of Service (other than due to Cause) (a) during the two year period immediately following a Change in Control that occurred after the Grant Date, and (b) before the Vesting Date, any RSUs that had not vested prior to the date of such Termination of Service shall vest. In addition, upon a Change in Control, the Grantee will have such rights with respect to the RSUs as are provided for in the Plan.
8.    Settlement of RSUs. A vested RSU shall be settled as soon as administratively practicable after it vests, but in no event later than thirty (30) days after the date it vests. Each vested RSU shall be settled by ascribing to the Grantee (or, in the event of the Grantee’s death, to his or her Beneficiary) a Share in a book entry on the records kept by the Company’s transfer agent or such other method of delivering Shares subject to this Award, as determined appropriate by the Committee. Notwithstanding the foregoing, in the event a Grantee’s Termination of Service is due to Early Retirement or Normal Retirement, if the Grantee is a “specified employee” (within the meaning of Treasury Regulations Section 1.409A‑1(i)) and the RSU is Deferred Compensation, then the vested RSUs (other than any portion that will vest sooner to settle employment tax obligations in accordance with Section 5 above) shall be settled as soon as administratively practicable after the date that is six (6) months after the date of such Termination of Service (or earlier, such Grantee’s death).
9.    Restrictive Covenants.
(a)    Trade Secrets. The parties hereto acknowledge that the Company has taken and will continue to take actions to protect that information which qualifies as a trade secret under applicable law (a “Trade Secret”). Accordingly, the Grantee agrees that during the term of Grantee’s employment with the Company, and thereafter for so long as such information remains a Trade Secret, Grantee shall not directly or indirectly use or disclose any Trade Secret of the Company. With respect to the disclosure of a Trade Secret and in accordance with 18 U.S.C. § 1833, Grantee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, provided that, the information is disclosed solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding filed under seal so that it is not disclosed to the public. Grantee is further notified that if Grantee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Grantee may disclose the Company’s Trade Secrets to Grantee’s attorney and use the Trade Secret information in the court proceeding, provided that, Grantee files any document containing the Trade Secret under seal so that it is not disclosed to the public, and does not disclose the Trade Secret, except pursuant to court order.
(b)    Confidential Information. The parties hereto acknowledge that the Company has created and maintains at great expense strategic plans, sales data and sales strategy, methods, products, procedures, processes, techniques, financial information, customer and supplier lists, personal customer data, pricing policies, personnel data and other similar confidential and proprietary information, and has received from its customers certain non-Trade Secret confidential and proprietary information (collectively, the “Confidential Information”). The parties hereto further acknowledge that the Company has taken and will continue to take actions to protect the Confidential Information. Accordingly, the Grantee agrees that during the term of the Grantee’s employment with the Company, and until the sooner of (i) such time as the Confidential Information becomes generally available to the public through no fault of the Grantee or other person under the duty of confidentiality to the Company, (ii) such time as the Confidential Information no longer provides a benefit to the Company, or (iii) two (2) years after the termination of the Grantee’s employment with the Company, the Grantee will not, in any capacity, use or disclose, or cause to be used or disclosed, any Confidential Information the Grantee acquired while employed by the Company. The requirements of confidentiality and the limitations on use and disclosure described in this Agreement shall not apply to Confidential Information that the Grantee can demonstrate by clear and convincing evidence, at the time of disclosure by the Company to the Grantee, was known to the Grantee as evidenced by the Grantee's contemporaneous written records.
(c)    Preservation of Rights. The parties hereto agree that nothing in this Agreement shall be construed to limit or negate the law of torts or trade secrets where it provides the Company with broader protection than that provided herein.
(d)    Return of Company Property. The parties hereto acknowledge that any material (in computerized or written form) that the Grantee obtained in the course of performing the Grantee’s employment duties are the sole and exclusive property of the Company, the Grantee agrees to immediately return any and all records, files, computerized data, documents, confidential or proprietary information, or any other property owned or belonging to the Company in the Grantee’s possession or under his or her control, without any originals or copies being kept by the Grantee or conveyed to any other person, upon the Grantee’s separation from employment or upon the Company’s request.
(e)    Non-Interference with Customers. For a period of twelve (12) months following the termination of the Grantee’s employment with the Company for any reason, the Grantee will not, directly or indirectly, on behalf of him/herself or any other person, entity or enterprise, do any of the following:
(i)    solicit or accept business from any person or entity who is an Active Customer (as defined below) of the Company, a Subsidiary, or any of their affiliates, with whom the Grantee has had business contact during the twelve (12) month period prior to the termination of the Grantee’s employment with the Company (the “Reference Period”) for the purpose of providing competitive products or services similar to those provided by the Grantee during the Reference Period; or
(ii)    request or advise any of the Active Customers, suppliers or other business contacts of the Company who have business relationships with the Company and with whom the Grantee had business contact during his or her employment with the Company to withdraw, curtail or cancel any of their business relations with the Company.
“Active Customer” shall mean any customer or prospective customer of the Company which, within the Reference Period, either received any products or services supplied by or on behalf of the Company or was the recipient of at least two (2) business contacts by any personnel of the Company (including the Grantee).
(f)    Non-Interference with Company Employees. For a period of twelve (12) months following the termination of the Grantee’s employment with the Company for any reason, the Grantee will not, directly or indirectly, on behalf of him/herself or any other person, entity or enterprise, do any of the following:
(i)    directly or indirectly solicit any Restricted Person (as defined below) to provide services to any person or entity in a manner reasonably likely to pose a competitive threat to the Company; or
(ii)    directly or indirectly solicit any Restricted Person to provide services to any person or entity in a manner reasonably likely to have a material negative effect on the Company’s business.
    “Restricted Person” shall mean any Company employee who (1) has been entrusted with the Company’s Confidential Information or Trade Secrets in connection with his/her employment with the Company and (2) with whom Grantee directly worked at any point during the twelve (12) month period immediately preceding the end, for whatever reason, of Grantee’s employment with the Company.
(g)    Remedies. Notwithstanding any other provision of this Agreement, if the Grantee breaches any provision of this Paragraph 9, any RSUs shall be immediately forfeited to the Company. In addition, the Company shall be entitled to injunctive and other equitable relief (without the necessity of showing actual monetary damages or of posting any bond or other security): (i) restraining and enjoining any act which would constitute a breach, or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach, as well as any other remedies available to the Company, including monetary damages. Upon the Company’s request, the Grantee shall provide reasonable assurances and evidence of compliance with the restrictive covenants set forth in this Paragraph 9. If any court of competent jurisdiction shall deem any provision in this Paragraph 9 too restrictive, the other provisions shall stand, and the court shall modify the unduly restrictive provision to the point of greatest restriction permissible by law. The restrictive covenants set forth in this Paragraph 9 shall survive the termination of this Agreement, the forfeiture of any RSUs, and the Grantee’s termination of employment for any reason, and the Grantee shall continue to be bound by the terms of this Paragraph 9 as if this Agreement was still in effect.
10.    Liability of Company. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and transfer of any Shares pursuant to this Agreement shall relieve the Company of any liability with respect to the non-issuance or transfer of the Shares as to which such approval shall not have been obtained. However, the Company shall use commercially reasonable efforts to obtain all such approvals.
11.    Adjustment of Award. This Award is subject to adjustment as provided under Section 4.2 of the Plan.

12.    Plan and Agreement Amendment.
(a)    No discontinuation, modification, or amendment of the Plan may, without the written consent of the Grantee, adversely affect the rights of the Grantee under this Agreement, except as otherwise provided under the Plan.
(b)    This Agreement may be amended as provided under the Plan, but no such amendment shall adversely affect the Grantee’s rights under this Agreement without the Grantee’s written consent, unless otherwise permitted by the Plan.
13.    Shareholder Rights. The Grantee will have no rights as a shareholder with respect to any RSU unless and until it is settled pursuant to Paragraph 8 above. As of the date that a Share is ascribed or otherwise delivered pursuant to Paragraph 8 above, the Grantee shall have rights as a shareholder in the Company with respect to such Share.
14.    Employment Rights. This Agreement is not a contract of employment, and the terms of employment of the Grantee or other relationship of the Grantee with an Employer shall not be affected in any way by this Agreement except as specifically provided herein. The execution of this Agreement shall not be construed as conferring any legal rights upon the Grantee for a continuation of an employment or other relationship with an Employer, nor shall it interfere with the right of an Employer to discharge the Grantee and to treat him or her without regard to the effect which such treatment might have upon him or her as a Grantee.
15.    Disclosure Rights. Except as required by applicable law, the Company (or any of its affiliates) shall not have any duty or obligation to disclose affirmatively to a record or beneficial holder of Shares or RSUs, and such holder shall have no right to be advised of, any material information regarding the Company at any time prior to, upon or in connection with receipt of Shares.
16.    Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Wisconsin. This Agreement, subject to the terms and conditions of the Plan, represents the entire agreement between the parties with respect to this Award. The parties hereto each submit and consent to the jurisdiction of the courts in the State of Wisconsin, Brown County, in any action brought to enforce or otherwise relating to this Agreement.
17.    Compliance with Laws and Regulations. Notwithstanding anything herein to the contrary:
(a)    the Company shall not be obligated to credit a book entry related to the RSUs on the records of the Company’s transfer agent, unless and until the Company is advised by its counsel that such book entry is in compliance with all applicable laws, regulations of governmental authority, and the requirements of any exchange upon which Shares are traded;

(b)    the Company may require, as a condition of such a book entry, and in order to ensure compliance with such laws, regulations and requirements, that the Grantee make whatever covenants, agreements, and representations, or execute whatever documents or instruments, the Company, in its sole discretion, considers necessary or desirable;
(c)    no payment or benefit under this Agreement shall be provided to the Grantee if it would violate any applicable Compensation Limitation; and
(d)    notwithstanding anything to the contrary in this Agreement, the RSUs (including any proceeds, gains, or other economic benefit actually or constructively received by the Grantee thereof upon the receipt, vesting, or settlement thereof, or resale of the Shares received pursuant hereto upon or after settlement of this Award) shall be subject to the provisions of any clawback or recoupment policy adopted by the Board and/or the Committee, including any such policy adopted to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, any rules or regulations promulgated and in effect thereunder, or any SEC or securities exchange rule.
18.    Successors and Assigns. Except as otherwise expressly set forth in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the succeeding administrators, heirs and legal representatives of the Grantee and the successors and assigns of the Company.
19.    No Limitation on Rights of the Company. This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.
20.    Notices. Any communication or notice required or permitted to be given hereunder shall be in writing, and, if to the Company, to its principal place of business, attention: Secretary, and, if to the Grantee, to the address appearing on the records of the Company. Such communication or notice shall be delivered personally or sent by certified, registered, or express mail, postage prepaid, return receipt requested, or by a reputable overnight delivery service. Any such notice shall be deemed given when received by the intended recipient.
21.    Construction. Notwithstanding any other provision of this Agreement, this Agreement is made and the RSUs are granted pursuant to the Plan and are in all respects limited by and subject to the express provisions of the Plan, as amended from time to time. This Agreement does not modify or amend the terms of the Plan. To the extent any provision of this Agreement is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. The interpretation and construction by the Committee of the Plan, this Agreement and any such rules and regulations adopted by the Committee for purposes of administering the Plan shall be final and binding upon the Grantee and all other persons.
22.    Entire Agreement. This Agreement, together with the Plan, constitutes the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to this transaction.

23.    Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.
24.    Counterparts. This Agreement may be signed in two counterparts, each of which shall be an original, but both of which shall constitute but one and the same instrument.
25.    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
26.    Severability. If any provision of this Agreement shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted.
27.    Tax Consequences. The Grantee acknowledges and agrees that the Grantee is responsible for all taxes and tax consequences with respect to the grant or settlement of the RSUs awarded hereunder. The Grantee further acknowledges that it is the Grantee’s responsibility to obtain any advice that the Grantee deems necessary or appropriate with respect to any and all tax matters that may exist as a result of the grant or settlement of the RSUs awarded hereunder. Notwithstanding any other provision of this Agreement, the RSUs shall not be settled unless, as provided in Section 17 of the Plan, the Grantee shall have paid to the Company, or made arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign income or employment taxes required by law to be withheld with respect to the grant or settlement of the RSUs or the lapse of restrictions otherwise imposed by this Agreement.
28.    Receipt of Plan. The Grantee acknowledges receipt of a copy of the Plan, and represents that the Grantee is familiar with the terms and provisions thereof, and hereby accepts the RSUs subject to all the terms and provisions of this Agreement and of the Plan. The Shares are granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and the RSUs shall in all respects be interpreted in accordance with the Plan. The Committee shall interpret and construe the Plan and this Agreement, and its interpretation and determination shall be conclusive and binding upon the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder.
29.    Condition to Accept Agreement. This Agreement shall be null and void unless the Grantee accepts this Agreement via the Online Grant Agreement portal of Fidelity’s website, indicating Grantee’s acceptance of these Restricted Stock Units pursuant to the terms and conditions of this Agreement, on or before the date listed at the end of the Cover Page.
By accepting this Agreement via the Online Grant Agreement portal of Fidelity’s website, Grantee acknowledges and agrees to the terms and conditions of this Restricted Stock Agreement, Cover Page, and the Plan, including, but not limited to, the terms of the Restrictive Covenants contained in Paragraph 9 of this Agreement.